(LOGO) AMRESCO


April 30, 1999

BY CERTIFIED MAIL
RETURN RECEIPT REQUESTED

Norwest Bank Minnesota, National Association
Corporate Trust Department
11000 Broken Land Parkway
Columbia Maryland 21044-3562

Ladies and Gentlemen:

Reference is made to the Pooling and Servicing Agreement dated as of March 1, 1998, among Merrill Lynch Mortgage Investors, Inc. as Depositor, First Union National Bank, as Master Servicer, Criimie Mae Services Limited Partnership, as Special Servicer and Norwest Bank Minnesota, National Association, as Trustee entered into in connection with Merrill Lynch Mortgage Investors, Inc. Mortgage Pass-Through Certificates, Series 1998-C2 (the "PSA"). All rights, duties and obligations of Criimie Mae Services Limited Partnership under the PSA have been transferred and assigned to AMRESCO Management, Inc. ("AMI") effective as of September 1, 1998.

As Vice President of AMI, I have delegated to specified officers ("Officers") the responsibility for reviewing and monitoring the activities of AMI and our performance under the PSA.

Accordingly, pursuant to Section 3.13 of the PSA and in accordance with certifications made to me by each of the Officers, AMI certifies the following:

(1) A review of the activities of AMI for the period from September 1, 1998 to December 31, 1998, and of its performance under the PSA has been made under the supervision of the Officers, who have in turn been under my supervision;

(2) To the best of my knowledge and the Officers' knowledge, based on such review, AMI has fulfilled its obligations as Special Servicer in all material respects under the PSA throughout the period from September 1, 1998 to December 31, 1998;

(3) To the best of my knowledge and the Officers' knowledge, AMI has not received any notice regarding qualification, or challenging the status, of any portion of the Trust Fund as REMIC from the IRS or any other governmental agency or body.

Please refer to the enclosed independent accountants' report dated February 9, 1999, delivered pursuant to Section 3.14 of the PSA, which discusses the results of their review of our activities under this Agreement and which is incorporated herein by reference.

Very truly yours,

Michael Carp
Vice President
AMRESCO Management, Inc.,

Enclosures

CC:
Merrill Lynch Mortgage Investors, Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York 10281
Attn: the Secretary

Merrill Lynch Mortgage Investors, Inc.
World Financial Center, North Tower
250 Vesey Street
New York, New York 10281
Attn: the Treasurer

First Union National Bank
First Union Capital Markets
301 South College Street
Charlotte, North Carolina 28288-1075
Attn: Merrill Lynch Mortgage Pass-Through Certificates